Form 10-K, Exhibit 13
period 2005-12-31
CITIZENS FINANCIAL CORP/DE/
filed 2006-03-23
CIK 764156

Exhibit 13

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO

SECTION 15 (d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES

PURSUANT TO SECTION 12 OF THE ACT

The entire annual report and proxy materials mailed to the company’s stockholders has been furnished to the Commission for its information under separate cover, in paper format, concurrent with submission to stockholders on March 17, 2006.